DISTRIBUTION FEE AGREEMENT

                                       FOR

                             ROYCE MICRO-CAP FUND'S

                                CONSULTANT CLASS


      The  Royce  Fund, a Delaware business trust (the "Trust"), and Royce  Fund
Services, Inc., a New York corporation ("RFS"), hereby agree that as compensation for RFS's services and for the expenses payable by RFS under the Distribution Agreement made October 31, 1985 by and between the parties hereto, RFS shall receive, for and from the assets of Royce Micro-Cap Fund's Consultant Class of shares, a monthly fee equal to 1.00% per annum of the Class's average net assets and a contingent deferred sales charge equal to 1% of the net asset value of all Consultant Class shares redeemed within one year of purchase.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the ___ day of April, 1998.

                              THE ROYCE FUND


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                              ROYCE FUND SERVICES, INC.


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